                                                                    News Release
                                                       Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

[SUBURBAN PROPANE LETTERHEAD]
------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

              SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES RESULTS FOR
                            FISCAL 2005 THIRD QUARTER

WHIPPANY, NEW JERSEY, AUGUST 4, 2005 -- Suburban Propane Partners, L.P. (the
"Partnership") (NYSE:SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced its results for the three months ended June 25, 2005.

Consistent with the seasonal nature of the propane and fuel oil businesses, the
Partnership typically experiences a net loss in the third quarter. For the third quarter of fiscal 2005, the Partnership's net loss was $59.9 million, or $1.92 per Common Unit, compared to a net loss of $24.3 million, or $0.78 per Common
Unit, for the third quarter of fiscal 2004. Earnings before interest, loss on debt extinguishment, taxes, depreciation and amortization ("EBITDA") amounted to a loss of $4.4 million in the third quarter of fiscal 2005, compared to a loss of $4.9 million for the prior year period.

Net income for the third quarter of fiscal 2005 was unfavorably affected by a one-time charge of $36.2 million to reflect the loss on debt extinguishment associated with our previously announced March 31, 2005 debt refinancing. Net income and EBITDA for the third quarter of fiscal 2004 were negatively impacted by non-cash charges of (i) $3.2 million attributable to the impairment of goodwill related to a small business acquired in 1999; and, (ii) $0.7 million included within cost of products sold relating to purchase accounting for the
Agway Acquisition.

The unprecedented high commodity prices for propane and fuel oil experienced throughout the fiscal 2005 heating season continued during the fiscal third quarter. Average posted prices of propane and fuel oil during the third quarter of fiscal 2005 increased 26% and 54%, respectively, compared to the average posted prices in the prior year quarter. High energy prices continued to negatively impact residential and commercial volumes as a result of customer conservation. Retail propane gallons sold in the third quarter of fiscal 2005 decreased 1.5 million gallons, or 1.5%, to 98.0 million gallons compared to 99.5 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 11.8 million gallons, or 19.6%, to 48.5 million gallons during the third quarter of fiscal 2005 compared to 60.3 million gallons in the prior year quarter, primarily as a result of a decision in the fourth quarter of fiscal 2004 to exit certain lower margin low sulfur diesel and gasoline business.

Revenues from the distribution of propane and related activities of $194.7 million in the third quarter of fiscal 2005 increased $29.0 million, or 17.5%, compared to $165.7 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned significantly higher product costs, offset to an extent by the impact of 1.5% lower volumes. Revenues from the distribution of fuel oil and other refined fuels of $86.5 million in the third quarter of fiscal 2005 increased $18.2 million, or 26.6%, from $68.3 million in the prior year quarter, primarily as a result of the higher commodity price environment. Margin opportunities in our refined fuels segment continued
to be restricted during the month of April as a result of our inability, in a cost effective manner, to hedge gallons delivered under the Partnership's
Ceiling Program. After an evaluation of the future costs to adequately hedge this program in today's volatile price environment, the Partnership has determined that we will not offer this program for the upcoming heating season.

Results for the third quarter of fiscal 2005 were favorably impacted by a 15.4%
increase in revenues from the marketing of natural gas and electricity in deregulated markets, which increased to $20.2 million from $17.5 million in the prior year quarter as a result of increased natural gas volumes and higher average selling prices. Revenues in our HVAC segment declined 10.6%, to $22.7 million during the third quarter of fiscal 2005 compared to $25.4 million in the prior year quarter.

Combined operating and general and administrative expenses of $109.4 million increased $0.8 million, or 0.7%, compared to the prior year quarter of $108.6 million. Lower compensation and benefit related expenses, as well as savings in other variable expenses, were offset by higher bad debt expenses associated with the impact of higher revenues, increased professional services expenses associated with the compliance requirements of the Sarbanes-Oxley Act of 2002 and higher costs to operate the Partnership's fleet. In addition, operating expenses in the fiscal 2005 third quarter include a $2.3 million unrealized
(non-cash) gain attributable to the mark-to-market on derivative instruments
("FAS 133"), compared to a $0.8 million unrealized (non-cash) loss in the prior year quarter attributable to FAS 133.

Depreciation and amortization expense of $9.2 million remained unchanged from the prior year quarter, while net interest expense of $9.9 million decreased
$0.6 million, or 5.7%, from $10.5 million in the prior year quarter. The decrease is primarily the result of lower average interest rates on our outstanding debt obligations achieved through our March 31, 2005 debt refinancing.

In announcing these results, Chief Executive Officer Mark A. Alexander said, "As expected, the fiscal 2005 third quarter presented significant challenges to our operations with the continuation of unprecedented high commodity prices, particularly for fuel oil. While the continued high price environment has had a negative impact on our volumes and, in our refined fuels segment on our profit opportunities, our propane segment continues to generate solid results despite the challenging environment. During the quarter we also took additional steps to drive further operational efficiencies and to enhance our financial flexibility, highlighted by the successful debt refinancing and the executive organizational announcements. Additionally, as we prepare for the upcoming heating season, we recently realigned our operations to gain further efficiencies and synergies at the operating level. All of these are key steps in our strategic plan to continuously strengthen our operations and financial position to create further growth opportunities."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.

                                      # # #

                Suburban Propane Partners, L.P. and Subsidiaries
                      Consolidated Statements of Operations
       For the Three and Nine Months Ended June 25, 2005 and June 26, 2004
                     (in thousands, except per unit amounts)
                                   (unaudited)



                                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                     JUNE 25, 2005   JUNE 26, 2004      JUNE 25, 2005  JUNE 26, 2004
                                                                     -------------   -------------      -------------  -------------

Revenues
  Propane                                                              $ 194,662       $ 165,657        $  814,275       $  712,415
  Fuel oil and refined fuels                                              86,485          68,264           352,708          219,619
  Natural gas and electricity                                             20,178          17,476            81,931           54,974
  HVAC                                                                    22,727          25,390            82,001           68,992
  All other                                                                3,128           2,907             7,680            6,590
                                                                       ---------       ---------         ---------        ---------
                                                                         327,180         279,694         1,338,595        1,062,590

Costs and expenses
  Cost of products sold                                                  222,187         172,638           876,142          622,616
  Operating                                                               97,582          96,434           303,627          264,337
  General and administrative                                              11,804          12,122            34,979           40,016
  Restructuring costs                                                          -             203                 -            2,382
  Impairment of goodwill                                                       -           3,177                 -            3,177
  Depreciation and amortization                                            9,196           9,177            27,513           25,629
                                                                       ---------       ---------         ---------        ---------
                                                                         340,769         293,751         1,242,261          958,157

(Loss) income before interest expense, loss on debt
  extinguishment and provision for income taxes                          (13,589)        (14,057)           96,334          104,433
Loss on debt extinguishment                                               36,242               -            36,242                -
Interest expense, net                                                      9,943          10,547            30,286           31,028
                                                                       ---------       ---------         ---------        ---------

(Loss) income before provision for income taxes                          (59,774)        (24,604)           29,806           73,405
Provision (benefit) for income taxes                                         138            (283)              336             (117)
                                                                       ---------       ---------         ---------        ---------
(Loss) income from continuing operations                                 (59,912)        (24,321)           29,470           73,522
Discontinued operations:
  Gain on sale of customer service centers                                     -             619               976           14,824
  (Loss) from discontinued customer service centers                            -            (635)                -              (32)
                                                                       ---------       ---------         ---------        ---------

Net (loss) income                                                      $ (59,912)      $ (24,337)       $   30,446       $   88,314
                                                                       ==========      ==========        =========        =========
General Partner's interest in net (loss) income                        $  (1,862)      $    (757)       $      946       $    2,367
                                                                       ---------       ---------         ---------        ---------
Limited Partners' interest in net (loss) income                        $ (58,050)      $ (23,580)       $   29,500       $   85,947
                                                                       ==========      ==========        =========        =========

(Loss) income from continuing operations per Common Unit - basic (b)   $   (1.92)      $   (0.78)           $ 0.94       $     2.36
Discontinued operations                                                $       -       $       -            $ 0.03       $     0.43
                                                                       ---------       ---------         ---------        ---------
Net (loss) income per Common Unit - basic (b)                          $   (1.92)      $   (0.78)       $     0.97       $     2.79
                                                                       ==========      ==========        =========        =========
Weighted average number of Common Units outstanding - basic               30,278          30,257            30,275           29,380
                                                                       ---------       ---------         ---------        ---------

(Loss) income from continuing operations per Common Unit - diluted (b) $   (1.92)      $   (0.78)       $     0.94       $     2.35
Discontinued operations                                                $       -       $       -        $     0.03       $     0.43
                                                                       ---------       ---------         ---------        ---------
Net (loss) income per Common Unit - diluted (b)                        $   (1.92)      $   (0.78)       $     0.97       $     2.78
                                                                       ==========      ==========        =========         ========
Weighted average number of Common Units outstanding - diluted             30,278          30,257            30,412           29,476
                                                                       ---------       ---------         ---------        ---------

Supplemental Information:
EBITDA (a)                                                             $  (4,393)      $  (4,896)       $  124,823       $  144,854
Retail gallons sold:
      Propane                                                             98,008          99,492           438,912          451,354
      Fuel oil and refined fuels                                          48,468          60,298           207,260          172,513



                                      (more)

(a) EBITDA represents net income before deducting interest expense, loss on debt extinguishment, income taxes, depreciation and amortization. Our management uses
EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:


                                                                         THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                     JUNE 25, 2005  JUNE 26, 2004    JUNE 25, 2005    JUNE 26, 2004
                                                                     -------------  -------------    -------------    -------------

Net (loss) income                                                     $ (59,912)       $ (24,337)       $   30,446       $   88,314
Add:
  Provision (benefit) for income taxes                                      138             (283)              336             (117)
  Loss on debt extinguishment                                            36,242                -            36,242                -
  Interest expense, net                                                   9,943           10,547            30,286           31,028
  Depreciation and amortization                                           9,196            9,177            27,513           25,629
                                                                       ---------       ---------         ---------        ---------
EBITDA                                                                   (4,393)          (4,896)          124,823          144,854
                                                                       ---------       ---------         ---------        ---------
Add (subtract):
  (Provision) benefit for income taxes                                     (138)             283              (336)             117
  Loss on debt extinguishment                                           (36,242)               -           (36,242)               -
  Interest expense, net                                                  (9,943)         (10,547)          (30,286)         (31,028)
  (Gain) loss on disposal of property, plant and equipment, net            (821)               8            (1,888)            (153)
  Gain on sale of customer service centers                                    -             (619)             (976)         (14,824)
  Changes in working capital and other assets
    and liabilities                                                      95,920           93,673           (32,808)           2,270
                                                                       ---------       ---------         ---------        ---------
Net cash provided by (used in)
      Operating activities                                            $  44,383        $  77,902        $   22,287       $  101,236
                                                                      =========        =========        ==========        =========
      Investing activities                                            $  (6,182)       $  (4,464)       $  (19,126)      $ (204,104)
                                                                      ==========       =========        ==========        =========
      Financing activities                                            $ (43,895)       $ (19,093)       $  (45,434)      $  202,874
                                                                      ==========       ==========       ===========       =========

(b) Computations of earnings per Common Unit reflect the adoption of Emerging
Issues Task Force ("EITF") consensus 03-6 "Participating Securities and the
Two-Class Method Under FAS 128" ("EITF 03-6") which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner. The requirements of EITF 03-6 do not apply to the computation of net income (loss) per Common Unit in periods in which a net loss is reported. In addition, the application of EITF 03-6 did not have any impact on income per Common Unit for the nine months ended June 25,
2005. For the nine months ended June 26, 2004, computation of net income per
Common Unit under EITF 03-6 resulted in a negative impact of $0.14 per Common
Unit compared to the computation under FAS 128.